Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-266875 on Form S-3 and Registration Statements Nos. 333-255835, 333-263647, and 333-271033 on Forms S-8, of Tourmaline Bio, Inc. (formerly, Talaris Therapeutics, Inc.) of our report dated June 9, 2023, relating to the financial statements of Tourmaline Bio, Inc. (now known as Tourmaline Sub, Inc.) appearing in the definitive proxy statement filed by Talaris Therapeutics, Inc. with the Securities and Exchange Commission on September 15, 2023, which is incorporated by reference in this Current Report on Form 8-K dated October 19, 2023.

/s/ Deloitte & Touche LLP
Morristown, New Jersey
October 19, 2023